Exhibit 99.1

FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. PRESENTS 2008 FOURTH QUARTER AND YEAR END RESULTS FOR ITS OPERATING SUBSIDIARY, ESSEX CRANE RENTAL CORP.

Company Expects to Generate $0.90 - $1.20 After-Tax Free Cash Flow Per Share in 2009

BUFFALO GROVE, IL – March 30, 2009 – Essex Rental Corp. (OTCBB: HYDQ; HYDQW; HYDQU) today presents results for the fourth quarter and year ended December 31, 2008 for its operating subsidiary, Essex Crane Rental Corp. (“Essex Crane”).  On October 31, 2008, Essex Rental Corp. (formerly known as Hyde Park Acquisition Corp.) (“Essex Rental”) completed its acquisition of privately held Essex Holdings LLC and its operating subsidiary, Essex Crane.  The following results are those of Essex Crane, not of Essex Rental, and are unaudited.  Essex Rental’s audited consolidated financial results, which include the operations of Essex Crane for only the two months ended December 31, 2008, are included in Essex Rental’s Form 10-K to be filed with the Securities and Exchange Commission later today.

Essex Crane Fourth Quarter 2008 Financial Highlights

•	Rental revenue for the fourth quarter of 2008 rose 16.9% to $15.9 million from $13.6 million for the fourth quarter of 2007

•
Rental EBITDA for the fourth quarter of 2008 increased 20.4% to $11.2 million, (excluding one time expenses of $4.0 million associated with the sale of the business to Essex Rental) from $9.3 million for the quarter ended December 31, 2007.

Essex Crane Full Year 2008 Financial Highlights

•	Rental revenue for the year ended December 31, 2008 rose 26.6% to $61.8 million from $48.8 million in the year ended December 31, 2007

•
2008 Rental EBITDA was $41.8 million (after deducting $2.2 million of pro-forma public company expenses and excluding one time expenses of $5.2 million associated with the sale of the business to Essex Rental), which exceeds management’s revised forecast of $41.1 million for 2008.  This compares to 2007 Rental EBITDA of $32.1 million, and is an increase of 30.2%.

Ron Schad, President and CEO of Essex Rental and Essex Crane, commented, “We are very pleased with Essex Crane’s results for 2008, which included increased rental revenues and Rental EBITDA (excluding the one time expenses mentioned below).  We also ended the year in a strong financial position, which included availability under our credit facility of nearly $40 million.  In 2008, we experienced well-balanced demand across the end markets that we serve and our financial results benefited from our strategy of transitioning our fleet towards new heavier lift capacity cranes, which generate higher average monthly rental rates and have higher utilization rates than the older lower lift capacity cranes that they are replacing.  These heavier lift capacity cranes contribute significantly to our profitability and cash flow from operations.”

Fourth Quarter Overview

Essex Crane’s total rental related revenue for the fourth quarter of 2008, which included revenue from rentals, repairs and maintenance, and transportation services (but excludes used rental equipment sales), rose 10.2% to $19.4 million from $17.6 million for the fourth quarter of 2007.  This increase in total rental revenue was driven primarily by a 16.9% increase in equipment rental revenue to $15.9 million for the three months ended December 31, 2008 from $13.6 million in the comparable quarter in 2007.

In the fourth quarter, Essex Crane invested $2.8 million in new heavier lift cranes, replacing older cranes with lighter lift capacity, which typically have lower utilization and rental rates than the new heavier lift capacity cranes.

The rental utilization ratio (using the more conservative “days” method of calculation) remained relatively stable for the quarter ended December 31, 2008 compared to the same period last year.  For the quarter ended December 31, 2008, the total number of crane rental days equaled 73.0% of the total available days, compared to 75.2% in the same period in 2007.  The average monthly crane rental rate increased 28.6% to $22,805 for the quarter ended December 31, 2008 versus $17,740 for the same quarter in 2007.

Essex Crane’s total cost of revenues (excluding costs associated with used rental equipment sales and depreciation expense) was $5.3 million for the quarter ended December 31, 2008, as compared to $6.0 million for the quarter ended December 31, 2007.  Total cost of revenues (excluding costs associated with used rental equipment sales and depreciation expense) as a percentage of total revenues (excluding used rental equipment sales) were 27.2% for the fourth quarter of 2008 compared to 33.8% for the same prior year period.

Selling, general and administrative (SG&A) expenses excluding $4.0 million of one time expenses associated with the sale of Essex Crane to Essex Rental were $2.9 million or 15.0% of total revenues (excluding used rental equipment sales) for the quarter ended December 31, 2008 compared to $2.3 million, or 13.2% for the same quarter last year.

Rental EBITDA (excluding the one time expenses discussed above) increased by 20.4% to $11.2 million for the quarter ended December 31, 2008, from $9.3 million for the fourth quarter of 2007.  Rental EBITDA, which is a non-GAAP financial measure, represents earnings before interest, taxes, depreciation and amortization generated in the ordinary course of business, and does not include the gain on sales of rental equipment.  A reconciliation of Rental EBITDA to Income from Operations is included in the financial tables accompanying this release and includes a one-time, non-cash write-off of goodwill.

Rental revenue backlog declined to $30.3 million at December 31, 2008 from $33.5 million at December 31, 2007 due to the slowing of contractual backlog late in the fourth quarter.  Essex Crane’s December 31, 2008 backlog was impacted by the uncertainty caused by the declining economic conditions and end user credit availability limitations.

Full Year 2008 Overview

For the year ended December 31, 2008, Essex Crane’s total rental related revenues, which included revenue from rentals, repair and maintenance, and transportation services (but excludes used rental equipment sales), increased 19.2% to $76.9 million from $64.5 million for the comparable period of 2007.  The increase was primarily driven by a 26.6% increase in rental revenue to $61.8 million from $48.8 million in 2007.

For the year ended 2008, the rental utilization ratio (using the more conservative “days” method) equaled 72.5% of the total available crane rental days, up from 72.1% in the same period last year.  The average monthly crane rental rate increased 31.4% to $21,382 for the twelve months ended December 31, 2008 versus $16,266 for the same period last year.

Essex Crane’s total cost of revenues (excluding costs associated with used rental equipment sales and depreciation expense) was $22.5 million for the year ended 2008 as compared to $23.2 million for the year ended 2007.  Total costs of revenues (excluding costs associated with used rental equipment sales and depreciation expense) as a percentage of total revenues (excluding used rental equipment sales) declined to 29.3% for the year ended December 31, 2008 from 35.9% for the same period last year.

SG&A expenses, before one time expenses of $5.2 million associated with the sale of Essex Crane to Essex Rental were $10.7 million, representing 14.0% of total revenues (excluding used rental equipment sales), for the year ended December 31, 2008 compared to $9.2 million, or 14.3% of total revenues (excluding used rental equipment sales) for 2007.

Rental EBITDA increased by 30.2% to $41.8 million (after deducting $2.2 million of pro-forma public company expenses and excluding one time expenses of $5.2 million associated with the sale of the business to Essex Rental), for the twelve months ended December 2008 versus Rental EBITDA of $32.1 million in 2007.

For 2008, Essex Crane invested a total of $21.2 million in 18 new heavier lift capacity cranes and attachments.  Concurrent with this investment, Essex Crane sold 23 older, lighter lift capacity cranes and attachments for $8.4 million, to either overseas concerns or domestic fixed operators.  Essex Crane’s fleet had an average lifting capacity of approximately 238 tons as of December 31, 2008, compared to 229 tons as of December 31, 2007.  To date, the margin on sale of this older, lighter lift equipment over the orderly liquidation value of the assets has exceeded Essex Crane’s historic experience.

2009 Outlook

Mr. Schad continued, “During the fourth quarter, the challenging commercial credit environment, economic uncertainty and lower oil prices impacted our customers and new order activity, including downstream power and petrochemical owners, who chose to defer certain maintenance projects.  We believe that our national footprint and the diversity of our end markets will help to mitigate the impact of the sluggish economy.  We also expect that our strategy of investing in heavier lift capacity equipment will yield significant future benefits.  During the latter portion of the first quarter of 2009, we began to see a pick up in quoting activity that is consistent with levels in the same period last year.  In addition, our quoting activity leads us to believe we will realize a benefit beginning in the second half of 2009 from infrastructure projects included in the Federal Stimulus Bill that target highway and heavy bridge construction, civil works programs, and water and wastewater treatment.  Alternative energy projects, especially wind energy, are also expected to generate higher level of quoting activity.”

Mr. Schad concluded, “Based on current market conditions and the visibility provided by our December 31, 2008 rental revenue backlog of $30.3 million, or approximately 50% of 2008 rental revenue, we are managing the business to generate a 15% to 20% after tax free cash flow on invested equity of over $80 million (computed after deducting all interest, cash taxes, maintenance and growth capital expenditures), which equates to after tax free cash flow of $0.90 to $1.20 per share.  We continue to believe that this metric is a good indicator of the long term nature of our assets and the powerful free cash flow characteristics of our business.  It is our present intention to pay down debt and continue to repurchase our shares and warrants with our after tax free cash flow.”

Conference Call

The Company’s management team will conduct a conference call to discuss the operating results today, March 30, 2009, at 8:30 a.m. ET.  Interested parties may participate in the call by dialing 706-902-1803.  Please call in 10 minutes before the call is scheduled to begin, and ask for the Essex call (conference ID# 84362413).

The conference call will also be webcast live and will be accessible at:  http://investor.shareholder.com/media/eventdetail.cfm?eventid=66506&CompanyID=ABEA-2EVZVG&e=1&mediaKey=8EE141AA2BBC35C6C29971228FD3A985.  The webcast archive will be available for 90 days.

About Essex Rental Corp.
Headquartered in Chicago, Essex Rental Corp. is one of North America's largest providers of lattice-boom crawler crane and attachment rental services.  With over 350 cranes and attachments in its fleet, Essex supplies cranes for construction projects related to power generation, petro-chemical, refineries, water treatment & purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication, industrial plants and commercial construction.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Essex Rental and its management team.  These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Important factors that could cause actual results to differ materially from Essex Rental’s expectations include, without limitation, the continued ability of Essex Rental to successfully execute its business plan, demand for the products and services the Essex Rental provides (through its subsidiary, Essex Crane), general economic conditions, geopolitical events and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission.  Essex Rental undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This press release includes references to Rental EBITDA, an unaudited financial measures of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP. While management believes that the presentation of Rental EBITDA serves to enhance understanding of Essex Crane’s operating performance, Rental EBITDA should be considered in addition to, but not as substitutes for, or more meaningful than, income from operations, the most directly comparable GAAP measures, as an indicator of Essex Crane’s operating performance.  Rental EBITDA has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation. A reconciliation of Rental EBITDA to income from operations is included in the financial tables accompanying this release.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com

Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com

Essex Crane Rental Corp.
Statement of Operations Information
December 31, 2008 and 2007
(Unaudited)

	Year Ended December 31,	Year Ended December 31,
	2008 (1)	2007
Revenue
Equipment rental	$61,823,678	$48,800,490
Used rental equipment sales	8,439,805	13,232,768
Transportation	8,163,171	8,667,849
Equipment repairs and maintenance	6,901,851	7,063,722
Total revenue	85,328,505	77,764,829

Cost of Revenues
Salaries, payroll taxes and benefits	8,041,998	7,320,488
Depreciation	8,718,603	8,034,011
Net book value of rental equipment sold	4,625,783	7,183,496
Transportation	6,727,663	6,731,983
Equipment repair and maintenance	6,180,432	7,356,751
Yard operating expenses	1,839,273	1,913,576
Total cost of revenues	36,133,752	38,540,305

Gross profit	49,194,753	39,224,524

Selling, general and administrative expenses (2)	10,490,402	9,111,874
Goodwill impairment	23,895,733	-
Other depreciation and amortization	249,962	133,124
Income from operations	$14,558,656	$29,979,526

Rental EBITDA from operations (2)	$43,608,932	$32,097,389
Total EBITDA from operations (2)	$47,422,954	$38,146,661

Total revenue	$85,328,505	$77,764,829
Less: Proceeds of equipment sales	(8,439,805)	(13,232,768)
Total rental related revenue	$76,888,700	$64,532,061

Total cost of revenues	$36,133,752	$38,540,305
Depreciation	$(8,968,565)	$(8,167,135)
Net book value of rental equipment sold	(4,625,783)	(7,183,496)
Total cost of revenues (excl. equip. sales & depr.)	$22,539,404	$23,189,674
As a % of total rental related revenue	29.3%	35.9%

Selling, general and administrative expenses (2)	$10,490,402	$9,111,874
Other depreciation and amortization	249,962	133,124
Total selling, general and administrative expense	$10,740,364	$9,244,998
As a % of total rental related revenue	14.0%	14.3%

Notes:
(1) Combined pre- and post acquisition periods
(2) Excludes one time expenses of $5.2 million associated with the sale of the business to Essex Rental

	Year Ended December 31,	Year Ended December 31,
	2008 (1)	2007
Average crane rental rate per month	$21,382	$16,266

Utilization Statistics - Cranes
"Days" Method Utilization	72.5%	72.1%
"Hits" Method Utilization	77.0%	76.3%
(See definitions in the proxy statement filed with SEC)

Rental revenue backlog (12 months forward)	$30,300,000	$33,500,000

Notes:
(1) Combined pre- and post acquisition periods

Reconciliation of Income from Operations
To Total EBITDA and Rental EBITDA
(Unaudited)

	Year Ended December 31,	Year Ended December 31,
	2008 (1)	2007

Income from Operations	$14,558,656	$29,979,526
Add: Depreciation	8,718,603	8,034,011
Add: Goodwill impairment	23,895,733	-
Add: Other depreciation and amortization	249,962	133,124
Total EBITDA (2)	47,422,954	38,146,661
Minus: Used rental equipment sales	(8,439,805)	(13,232,768)
Add: Net book value of rental equipment sold	4,625,783	7,183,496
Rental EBITDA (2)	$43,608,932	$32,097,389

Notes:
(1) Combined pre- and post acquisition periods
(2) Excludes one time expenses of $5.2 million associated with the sale of the business to Essex Rental

Essex Crane Rental Corp.
Statement of Operations Information
4th Quarter ended December 31, 2008 and 2007
(Unaudited)

	4th Quarter Ended December 31,	4th Quarter Ended December 31,
	2008 (1)	2007
Revenue
Equipment rental	$15,855,119	$13,608,629
Used rental equipment sales	1,730,771	5,080,300
Transportation	1,985,791	2,286,459
Equipment repairs and maintenance	1,528,035	1,734,690
Total revenue	21,099,716	22,710,078

Cost of Revenues
Salaries, payroll taxes and benefits	2,136,217	1,832,470
Depreciation	2,506,029	2,028,909
Net book value of rental equipment sold	1,439,677	2,462,850
Transportation	1,479,486	1,857,629
Equipment repair and maintenance	1,310,868	1,736,374
Yard operating expenses	501,932	564,132
Total cost of revenues	9,374,209	10,482,364

Gross profit	11,725,507	12,227,714

Selling, general and administrative expenses (2)	2,749,067	2,295,853
Goodwill impairment	23,895,733	-
Other depreciation and amortization	151,483	36,355
Income from operations	$(15,070,776)	$9,895,506

Rental EBITDA from operations (2)	$11,191,375	$9,343,320
Total EBITDA from operations (2)	$11,482,469	$11,960,770

Total revenue	$21,099,716	$22,710,078
Less: Proceeds of equipment sales	(1,730,771)	(5,080,300)
Total rental related revenue	$19,368,945	$17,629,778

Total cost of revenues	$9,374,209	$10,482,364
Depreciation	$(2,657,512)	$(2,065,264)
Net book value of rental equipment sold	(1,439,677)	(2,462,850)
Total cost of revenues (excl. equip. sales & depr.)	$5,277,020	$5,954,250
As a % of total rental related revenue	27.2%	33.8%

Selling, general and administrative expenses (2)	$2,749,067	$2,295,853
Other depreciation and amortization	151,483	36,355
Total selling, general and administrative expense	$2,900,550	$2,332,208
As a % of total rental related revenue	15.0%	13.2%

Notes:
(1) Combined pre- and post acquisition periods
(2) Excludes one time expenses of $4.0 million associated with the sale of the business to Essex Rental

	4th Quarter Ended December 31,	4th Quarter Ended December 31,
	2008 (1)	2007
Average crane rental rate per month	$22,805	$17,740

Utilization Statistics - Cranes
"Days" Method Utilization	73.0%	75.2%
"Hits" Method Utilization	76.8%	78.7%
(See definitions in the proxy statement filed with SEC)

Rental revenue backlog (12 months forward)	$30,300,000	$33,500,000

Notes:
(1) Combined pre- and post acquisition periods

Reconciliation of Income from Operations
to Total EBITDA and Rental EBITDA
(Unaudited)

	4th Quarter Ended December 31,	4th Quarter Ended December 31,
	2008 (1)	2007

Income from Operations	$(15,070,776)	$9,895,506
Add: Depreciation	2,506,029	2,028,909
Add: Goodwill impairment	23,895,733	-
Add: Other depreciation and amortization	151,483	36,355
Total EBITDA (2)	11,482,469	11,960,770
Minus: Used rental equipment sales	(1,730,771)	(5,080,300)
Add: Net book value of rental equipment sold	1,439,677	2,462,850
Rental EBITDA (2)	$11,191,375	$9,343,320

Notes:
(1) Combined pre- and post acquisition periods
(2) Excludes one time expenses of $4.0 million associated with the sale of the business to Essex Rental